SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 28, 2005

Date of Report

(Date of earliest event reported)

FISHER COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	000-22439	91-0222175
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 Fourth Avenue N., Suite 510, Seattle, Washington 98109

(Address of Principal Executive Offices, including Zip Code)

(206) 404-7000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the annual meeting of shareholders of Fisher Communications, Inc. (the “Company”) held on April 28, 2005, each of the following individuals was re-elected to serve as a director of the Company for a three-year term expiring in 2008: Richard L. Hawley, George F. Warren, Jr. and William W. Warren, Jr.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 28, 2005, the Company’s Board of Directors adopted amended and restated Bylaws of the Company (the “Amended Bylaws”). A copy of the Amended Bylaws is filed as Exhibit 3.1 and is incorporated by reference herein. The following is a summary of changes effected by adoption of the Amended Bylaws, which is qualified in its entirety by reference to the Amended Bylaws filed as an exhibit hereto.

Article III, Section 1 of the Amended Bylaws decreases the size of the Company’s Board of Directors from eleven to ten directors.

Article IV, Section 2(a) of the Amended Bylaws eliminates the reference to the President of the Company as a member of the Executive Committee of the Board of Directors.

Article IV, Section 5 of the Amended Bylaws changes all references to the Company’s Nominating Committee to the Nominating and Corporate Governance Committee. The amendment also deletes the delineation of specific duties of the Nominating and Corporate Governance Committee from the Bylaws, instead providing that the Nominating and Corporate Governance Committee shall have the powers, responsibilities and duties as set forth in the Company’s Nominating and Corporate Governance Committee Charter.

Article V, Section 3 of the Amended Bylaws eliminates the provision that the President of the Company shall preside at meetings of the Board of Directors and the Executive Committee, in the absence of the Chairman of the Board.

The amendments took effect upon adoption by the Board of Directors.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

3.1	Amended and Restated Bylaws of Fisher Communications, Inc., effective April 28, 2005.

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fisher Communications, Inc.

Dated: May 2, 2005	By	/s/ Robert C. Bateman
Robert C. Bateman
Senior Vice President
Chief Financial Officer

Exhibit Index

3.1	Amended and Restated Bylaws of Fisher Communications, Inc., effective April 28, 2005.